UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2015

NV5 Holdings, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35849	45-3458017
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Park Road, Suite 350 Hollywood, Florida		33021
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (954) 495-2112

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

The information set forth under Item 2.01 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 2.01.     Completion of Acquisition or Disposition of Assets

On July 1, 2015, NV5 Holdings, Inc., a Delaware corporation (the “Company”), entered into a Stock Purchase Agreement (the “Agreement”) with The RBA Group, Inc., Engineers, Architects and Planners, a New Jersey corporation (“RBA”), each of the stockholders of RBA (the “RBA Stockholders”), and the stockholders representative, to acquire all of the outstanding shares of capital stock of RBA, an engineering, planning and architectural firm, providing services to federal, state and local governmental agencies and the private sector in the Eastern region of the United States.

Prior to entering into the Agreement, there was no material relationship between the RBA Stockholders and RBA, on the one hand, and the Company, any affiliate of the Company, or any director or officer of the Company or any associate of any director or officer of the Company, on the other hand. The parties completed the transaction simultaneously with entering into the Agreement.

At closing, the Company (i) paid the RBA Stockholders an aggregate of $8.0 million in cash, less $1.9 million held back to cover liabilities associated with RBA’s deferred compensation plan which is expected to be paid to the RBA Stockholders in July 2015, and (ii) issued the RBA Stockholders promissory notes in the aggregate principal amount of $4.0 million (the “Notes”). The Notes are payable in four equal annual installments of $1 million each beginning on July 1, 2016. The Notes bear interest at the rate of 3.0% per annum, payable at the time the principal payments are due, and contain such other terms as are customary for promissory notes of this type. In addition, the Company may also pay as consideration a non-interest bearing earn-out of up to $1.0 million, subject to the achievement of certain agreed upon financial metrics for the years ended 2016 and 2017. This additional earn-out consideration will be payable in cash or a combination of cash and shares of the Company’s common stock. Furthermore, at closing the Company paid off approximately $4 million of RBA’s indebtedness.

The Agreement also contains other customary provisions, covenants, representations, and warranties made by RBA, the RBA Stockholders, and the Company that are typical in transactions of this size, type, and complexity.

The foregoing description of the Agreement and the RBA acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, including the Form of Promissory Note (included as Exhibit I to the Agreement), which is filed as Exhibit 2.1 to this report and is incorporated by reference into this Item 2.01.

Item 8.01     Other Events.

On July 2, 2015, the Company issued a press release announcing the completion of the RBA acquisition. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01     Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) will be filed by amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report is required to be filed.

(d) Exhibits.

Exhibit No.	Description

2.1

Stock Purchase Agreement, dated as of July 1, 2015, by and among The RBA Group, Inc., Engineers, Architects and Planners (“RBA”), each of the stockholders of RBA, the stockholder representative and NV5 Holdings, Inc. (1)

99.1	Press Release dated July 2, 2015

(1)

The schedules to the Stock Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any such schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2015	NV5 HOLDINGS, INC.
	By:	/s/ Michael P. Rama
		Name:	Michael P. Rama
		Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1

Stock Purchase Agreement, dated as of July 1, 2015, by and among The RBA Group, Inc., Engineers, Architects and Planners (“RBA”), each of the stockholders of RBA, the stockholder representative, and NV5 Holdings, Inc. (1)

99.1	Press Release dated July 2, 2015

(1)

The schedules to the Stock Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any such schedules to the Securities and Exchange Commission upon request.